Summary of Key Terms of Non-Employee Director Compensation Arrangements

Directors who are also employees of Digimarc receive no additional compensation for their services as directors. Directors who are not employees of Digimarc receive cash compensation and equity compensation as described below. All directors are also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business or for continuing education related to their board service.

Annual Cash Retainer	$30,000

Additional Annual Cash Retainers for:

Lead Director	$30,000

Audit Committee Chair	$20,000

Audit Committee Member	$10,000

Compensation Committee Chair	$10,000

Compensation Committee Member	$5,000

Other Standing Committee Chair	$7,500

Other Standing Committee Member	$3,750

Additional fee for excess meetings *	$1,000 for in-person attendance/ $500 for teleconference

Initial Option Grant	20,000 shares

Annual Option Grant (Continuing Director)	6,000 shares

Annual restricted Stock Grant (Continuing Director)	3,000 shares

Annual Standing Committee Member Option Grant **	3,000 shares

*    In excess of eight meetings per year.

**  In 2006 the Board elected not to grant these awards.

All options are granted with an exercise price equal to the fair market value of our stock on the grant date. Initial option grants vest and become exercisable in 36 equal installments on each monthly anniversary of the grant date, such that the stock option will be fully exercisable three years after the grant date.  Annual option grants to continuing directors, including annual option grants to standing committee members, are made immediately following each annual meeting of shareholders and vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, such that the stock option will be fully exercisable one year after the grant date.

The restricted stock awards are subject to a forfeiture restriction that lapses as to 100% of the shares subject to the award one year after the grant date.

The Board of Directors has discretion to elect not to make the annual option and restricted stock grants to continuing directors and standing committee members.  In 2006, the Board elected not to make the annual 3,000 share grant to directors for service on one or more committees.